Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Emily Claffey/Benjamin Spicehandler /Columbia Clancy
Sard Verbinnen & Co
212-687-8080
Conrad Harrington
Sard Verbinnen & Co - Europe
+44 (0)20 3178 8914
J. Bryant Kirkland III, Vector Group Ltd.
305-579-8000
VECTOR ANNOUNCES PRICING OF $230 MILLION OF 10.500% SENIOR NOTES DUE 2026

Miami, FL, November 13, 2019 - Vector Group Ltd. (NYSE: VGR) (“Vector” or the “Company”) announced today that it has priced, and entered into an agreement to issue and sell, an additional $230 million aggregate principal amount of 10.500% senior notes due 2026 (the “Notes”). The offering is expected to close on November 18, 2019, subject to the satisfaction of customary closing conditions.
The Notes will be issued by the Company at an initial price of 98.501% of the principal amount of the Notes plus accrued interest from November 1, 2019 to, but excluding, November 18, 2019. The Notes will bear interest at a rate of 10.500% per year, payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2020. The Notes will mature on November 1, 2026, unless earlier repurchased or redeemed in accordance with their terms.
The Notes will have the same terms as the Company’s existing 10.500% notes, other than the date of issue and the initial price. The Notes will accrue interest from November 1, 2019. Immediately after giving effect to the issuance of the Notes, the Company will have $555,000,000 aggregate principal amount of 10.500% Senior Notes due 2026 outstanding.
The Notes will be fully and unconditionally guaranteed on a joint and several basis by all of the wholly owned domestic subsidiaries of the Company that are engaged in the conduct of the Company’s cigarette businesses, and by DER Holdings LLC, its wholly owned subsidiary through which the Company indirectly owns a 100% interest in Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area and also conducts residential real estate brokerage operations in Florida, California, Connecticut, Massachusetts and Colorado. The Notes will not be guaranteed by New Valley LLC, or any subsidiaries of New Valley LLC, other than DER Holdings LLC. The Notes will not be secured by any of the assets of the Company or the guarantors.
The Company intends to use the net cash proceeds from the offering to: (i) redeem, repurchase, repay or otherwise retire the Company’s outstanding 5.5% Variable Interest Senior Convertible Notes due 2020 (the “2020 Convertible Notes”), including accrued interest thereon, at, or prior to, their maturity, (ii) pay costs and expenses in connection with the offering of the Notes and the transactions contemplated thereby, and (iii) for general corporate purposes. Pending the application of the net proceeds of this offering, the Company intends to invest such net proceeds temporarily in investment grade securities, money market funds, bank deposit accounts or similar short-term investments.

The Notes are being offered in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to persons outside the United States in compliance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or in a transaction that is not subject to the registration requirements of the Securities Act or any state securities laws. There will be no registration rights associated with the Notes.
This press release does not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other security, and there will not be any offer, solicitation or sale of the Notes or any other security in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends”, “could” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.
All information set forth in this press release is as of November 13, 2019. Vector does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others, its ability to successfully complete the proposed notes offering.
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Vector is a holding company for Liggett Group LLC, Vector Tobacco Inc., New Valley LLC, and Douglas Elliman Realty, LLC. Additional information concerning the company is available on the Company's website, www.VectorGroupLtd.com.